As filed with the Securities and Exchange Commission on July 28, 2014

Registration No. 333-197343

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gramercy Property Trust Inc.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation or organization)

06-1722127

(I.R.S. Employer Identification No.)

521 5th Avenue, 30th Floor
New York, New York 10175
(212) 297-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Matey Jr.
Secretary
Gramercy Property Trust Inc.
521 5th Avenue, 30th Floor
New York, New York 10175
(212) 297-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Price(3)	Amount Of Registration Fee
Common Stock, $0.001 par value per share	3,800,000	$6.15	$23,370,000	$3,010.06*

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of shares which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or similar transaction.
(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on July 9, 2014, pursuant to Rule 457(c) of the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
*	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION,
DATED JULY 28, 2014

PROSPECTUS

3,778,405 Shares

Common stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus of up to 3,778,405 shares of our common stock, $0.001 par value per share, issuable upon redemption of units representing limited partnership interests, or OP Units, in GPT Property Trust LP, a Delaware limited partnership, or the Operating Partnership. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of OP Units will redeem their units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the OP Units for shares of our common stock rather than cash, or that any shares of our common stock will be sold by the potential selling stockholders.

We are registering the resale of the shares to allow the selling stockholders to sell any or all of their shares of common stock on the New York Stock Exchange (“NYSE”) or in private transactions using any of the methods described in this prospectus. See “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares offered by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. See “Plan of Distribution.” Our common stock trades on the NYSE under the trading symbol “GPT.” On July 25, 2014, the last reported sale price of our common stock on the NYSE was $6.13 per share.

We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock. You should read the information under the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in these securities involves certain risks. See “Risk Factors” on page 5 of this Prospectus.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a resale “shelf” registration or continuous offering process. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus.

This prospectus provides you with a general description of our common stock that any selling stockholder may offer. Each time the selling stockholders sell any of these offered shares of common stock, the selling stockholders will provide you with this prospectus and a prospectus supplement or other offering material, if applicable, that will contain specific information about the terms of that sale and the manner by which such shares of common stock are offered. Any such prospectus supplement or other offering material also may add, update or change any information contained in this prospectus.

This prospectus and certain of the documents incorporated by reference into this prospectus contain, and any accompanying prospectus supplement, may contain summaries of information contained in documents that we have filed or will file as exhibits to our SEC filings. Such summaries do not purport to be complete and are subject to, and qualified in their entirely by reference to, the actual documents filed with the SEC.

You should not assume that the information contained in this prospectus, the registration statement to which this prospectus is a part or any accompanying prospectus supplement is accurate as of any date other than the date of such documents or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, operating results, financial condition, capital resources and prospects may have changed since that date.

We and the selling stockholders have not authorized anyone to provide you with any information other than the information contained in or incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, and any accompanying prospectus supplement. We and the selling stockholders can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you.

Unless the context indicates otherwise, the terms “we,” “our,” “us” and “our company” refer to Gramercy Property Trust Inc., a Maryland corporation, which has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, together with its consolidated subsidiaries, including the Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://www.gptreit.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.gptreit.com or in print upon written request addressed to Corporate Secretary, Gramercy Property Trust Inc., 521 Fifth Avenue, 30th Floor, New York, New York, 10175. However, the information included on or linked from our Internet site does not constitute a part of this prospectus or any accompanying prospectus supplement.

The common stock is listed on the NYSE under the symbol “GPT.” You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information about us and the securities offered by this prospectus. You may review and obtain a copy of the registration statement and the exhibits that are a part of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website or our website. You can also call or write us for a copy as described below under “Documents Incorporated by Reference.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating it in full in this prospectus. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-32248.

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, as amended by Form 10-K/A filed with the SEC on March 31, 2014;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014;
•	Our Current Reports on Form 8-K, filed with the SEC on February 28, 2014, March 21, 2014, March 24, 2014, May 9, 2014, May 12, 2014, May 19, 2014, June 13, 2014 and July 1, 2014;
•	The information included in Part III of our Annual Report on Form 10-K/A filed with the SEC on April 29, 2014; and
•	The description of our common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on July 21, 2004, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) between the date of this prospectus and the termination of the offering of securities under this prospectus, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

Upon written or oral request, we will provide to you, without charge, a copy of any of the documents incorporated by reference in this prospectus but not delivered with the prospectus, excluding all exhibits that we have not specifically incorporated into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Gramercy Property Trust Inc.
521 Fifth Avenue, 30th Floor
New York, New York 10175
(212) 297-1000
Attention: Corporate Secretary

Additional information, including information regarding the annual, quarterly and current reports, proxy statements and other information filed by us with the SEC under the Exchange Act is available by following the instructions provided in this Registration Statement under “Where you can find more information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the statements included in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus may constitute forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of forward-looking expressions such “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the success or failure of our efforts to implement our current business strategy;
•	our ability to identify and complete additional property acquisitions and risks of real estate acquisitions;
•	availability of investment opportunities on real estate assets and real estate-related and other securities;
•	the performance and financial condition of tenants and corporate customers;
•	the adequacy of our cash reserves, working capital and other forms of liquidity;
•	the availability, terms and deployment of short-term and long-term capital;
•	demand for industrial and office space;
•	the actions of our competitors and our ability to respond to those actions;
•	the timing of cash flows from our investments;
•	the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;
•	early termination of the Amended Restated Asset Management Services Agreement, between one of our wholly owned taxable REIT subsidiaries (“TRSs”) and KBS Real Estate Investment Trust, Inc.;
•	economic conditions generally and in the commercial finance and real estate markets and the banking industry specifically;
•	unanticipated increases in financing and other costs, including a rise in interest rates;
•	reduction in cash flows received from our investments;
•	volatility or reduction in the value or uncertain timing in the realization of our retained interests in certain subordinate bonds, preferred shares and ordinary shares in our 2005, 2006 and 2007 collateralized debt obligations (the “Retained CDO Interests”);
•	our ability to profitably dispose of non-core assets;
•	a high concentration of our properties are leased to Bank of America (the “Bank of America Portfolio”);
•	availability of, and ability to retain, qualified personnel and directors;
•	changes to our management and board of directors (our “Board”);
•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to real estate and zoning laws, laws governing the taxation of REITs or the exemptions from registration as an investment company);
•	environmental and/or safety requirements and risks related to natural disasters;
•	declining real estate valuations and impairment charges;
•	our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act, our operating partnership’s ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•	uninsured or underinsured losses relating to our properties;
•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;
•	tenant bankruptcies and defaults on or non-renewal of leases by tenants;
•	decreased rental rates or increased vacancy rates;
•	the continuing threat of terrorist attacks on the national, regional and local economies; and
•	other factors discussed under “Risk Factors” in this prospectus and under Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and those factors that may be contained in any other filing we make with the SEC, which are incorporated by reference herein.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described elsewhere in this prospectus and from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.

The risks included here are not exhaustive. Other sections of this prospectus and the documents incorporated by reference herein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

OUR COMPANY

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. We also operate an asset management business that manages for third-parties, including our Bank of America Portfolio, commercial real estate assets.

We were founded in 2004 as a specialty finance REIT focused on originating and acquiring loans and securities related to commercial and multifamily properties. In July 2012, following a strategic review, our Board announced a repositioning of Gramercy as an equity REIT focused on acquiring and managing income producing net leased real estate. To reflect this transformation, in April 2013 we changed our name from Gramercy Capital Corp. to Gramercy Property Trust Inc. and changed our ticker symbol to “GPT” on the NYSE.

We seek to acquire and manage a diversified portfolio of high quality net leased properties that generates stable, predictable cash flows and protects investor capital over a long investment horizon. We expect that these properties generally will be leased to a single tenant. Under a net lease, the tenant typically bears the responsibility for all property related expenses such as real estate taxes, insurance, and repair and maintenance costs. We believe this lease structure provides an owner with cash flows over the term of the lease that are more stable and predictable than other forms of leases, and minimizes the ongoing capital expenditures often required with other property types.

We were formed in April 2004 as a Maryland corporation and we completed our initial public offering in August 2004. We conduct substantially all of our operations through GPT Property Trust LP, our Operating Partnership. We are the sole general partner of our Operating Partnership. Our Operating Partnership conducts our commercial real estate investment business through various wholly-owned entities and our third party asset management business primarily through a wholly-owned TRS.

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and generally will not be subject to U.S. federal income taxes to the extent we distribute our taxable income, if any, to our stockholders. We have in the past established, and may in the future establish, TRSs, to effect various taxable transactions. Those TRSs would incur U.S. federal, state and local taxes on the taxable income from their activities.

Our executive offices are located at 521 Fifth Avenue, New York, New York, 10175, our telephone number is (212) 297-1000, and our website address is http://www.gptreit.com. Information contained in our website is not incorporated into, and does not constitute part of, this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Documents Incorporated by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain of our selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of shares of our common stock from time to time by such selling stockholders. However, we will pay certain registration and filing fees and expenses, which may include, without limitation, all SEC filing fees, NYSE listing fees, blue sky fees and expenses, printing expenses, messenger, telephone and delivery expenses, and fees and expenses of our counsel and accountants.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and of certain provisions in our charter and bylaws. For a complete description, you are urged to review in their entirety our charter and our bylaws, and applicable Maryland law. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.001 par value per share, up to 25,000,000 shares of preferred stock, $0.001 par value per share, and up to 25,000,000 shares of excess stock, $0.001 par value per share. As of March 31, 2014, there were 71,409,485 outstanding shares of common stock and 3,525,822 outstanding shares of our preferred stock. Under the Maryland General Corporation Law (the “MGCL”), stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.001 par value per share. Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of common stock will possess the exclusive voting power. Holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.

As of March 31, 2014, there were 71,409,485 shares of common stock outstanding.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized by our Board and declared by us out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for our common stock. Our common stock trades on the NYSE under the trading symbol “GPT.”

Preferred Stock

Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. The shares of preferred stock may be issued from time to time in one or more classes or series, without stockholder approval, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption thereof as established by our Board.

As of March 31, 2014, there were 3,525,822 shares of preferred stock outstanding, consisting of 3,525,822 shares of our 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, $0.001 par value per share. A description of Series A Preferred Stock is set forth in our registration statement on Form 8-A filed with the SEC on April 18, 2007, which is incorporated herein by reference.

Excess Stock

Our charter provides that we may issue up to 25,000,000 shares of excess stock, $0.001 par value per share.

As of March 31, 2014, there were no shares of excess stock outstanding.

Provisions of Our Charter and Bylaws

Subject to the limitations prescribed by our charter, our Board is authorized to classify and reclassify any unissued shares of capital stock into other classes or series of stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of capital stock.

Our charter provides that our Board may be classified into three classes. However, currently our bylaws provide that directors will be subject to annual election. Subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, at each annual meeting, the stockholders will elect directors to hold office until the annual meeting following such election and until their successors are elected and qualify. Our bylaws provide that our Board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our common stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of stock in excess of 9.8% in value of the aggregate of the outstanding shares of our capital stock or 9.8% of the total number of shares or value, whichever is more restrictive, of our outstanding common stock. Our charter further prohibits (1) any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), and (2) any person from transferring shares of our stock if such transfer would result in shares of our common stock being beneficially owned by fewer than 100 persons. Our Board may not grant and has not granted an exemption to the 9.8% ownership limit to any person whose ownership, direct or indirect, of in excess of 9.8% in value of the outstanding shares of our capital stock or 9.8% of the number or value (whichever is more restrictive) of the outstanding shares of our common stock would result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in us failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our Board that the exemption will not result in us failing to qualify as a REIT. Our Board may require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel, in either case in form and substance satisfactory to our Board in its sole discretion, to determine or ensure our status as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Any transfer of shares of our stock which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations will be null and void and the intended transferee will acquire no rights in such shares of stock. However, if any such transfer of shares of our stock occurs, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share), will be automatically converted into excess stock and transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust will be issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares of stock held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee will be paid by the recipient of such distribution to the trustee upon demand, and any distribution authorized but unpaid will be paid when due to the trustee. Any distribution so paid to the trustee will be held in trust for the charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, will be deemed to have given an irrevocable proxy to the trustee to vote such shares for the benefit of the charitable beneficiary.

The trustee may sell the shares of stock held in the trust to a person whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the average closing price for the class of shares from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid to the charitable beneficiary. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust will be automatically exchanged for an equal number of shares of common stock or preferred stock, as applicable, and such shares of common stock or preferred stock, as applicable, will be transferred of record to the transferee of the interest in the trust. Prior to any transfer of any interest in the trust, we must have waived in writing our purchase rights as described below.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share payable to the prohibited owner equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reductions to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of our receipt of notice of an acquisition or attempted acquisition of shares in violation of the above transfer or ownership limitations or, if we do not receive such notice, the date that our Board determines in good faith that a transfer to a prohibited owner has occurred, but in no event later than a permitted transfer as described in the immediately preceding paragraph.

All certificates representing shares of our common stock shall bear a legend referring to the restrictions described above.

Each beneficial owner or constructive owner of our common stock and each person (including the stockholder of record) who is holding stock for a beneficial owner must upon demand provide to us such information as we may deem necessary in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the MGCL and our charter and bylaws. Our charter and bylaws have been previously filed with the SEC, and are incorporated herein by reference and this summary is qualified in its entirety thereby.

Our Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our Board but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Any vacancy on our Board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of our entire Board. Our stockholders may elect a successor to fill a vacancy on our Board which results from the removal of a director. Our bylaws provide that a majority of our Board must be independent directors.

Our charter provides that our Board may be classified into three classes. However, currently our bylaws provide that directors will be subject to annual election, with directors to be elected at the annual or a special meeting of our stockholders, and each director elected to hold office until the next annual meeting and until his or her successor is elected and qualifies, or until his or her earlier death, resignation or removal. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote are able to elect all of the successors of the directors whose terms expire at that meeting. Our bylaws provide that our Board has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Removal of Directors

Our charter provides that a director may be removed only for cause and by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our Board to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon cause and a substantial affirmative vote.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must generally be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock; and
•	Two-thirds of the votes entitled to be cast by holders of outstanding voting stock other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our Board has adopted a resolution exempting business combinations between us and any person from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our Board. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your common stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our Board. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our Chief Executive Officer, our President or our Board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our Secretary upon the written request of stockholders entitled to cast not less than 25% of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote on these matters, except that amendments to our charter are required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Bylaws Amendments

Our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board or (3) provided that our Board has determined that directors will be elected at such special meeting, by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination provisions and the control share acquisition provisions of the Maryland corporation law could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interests.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	A classified board;
•	A two-thirds vote requirement for removing a director;
•	A requirement that the number of directors be fixed only by vote of the directors;
•	A requirement that a vacancy on the board be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	A majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our Board the exclusive power to fix the number of directorships.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes our company to obligate itself, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any individual who is a present or former director or officer of our company and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. We may, with the approval of our Board, provide such indemnification and advance for expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws includes expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present or former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Certain Rights of Directors, Officers, Employees and Agents

Our bylaws provide that the directors have no responsibility to devote their full time to the affairs of the Company and that any director or officer, employee or agent of the Company, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Company.

Indemnification Obligations

Under our bylaws and pursuant to employment agreements with certain of our executive officers, we have certain indemnification obligations (the “Indemnification Obligations”). The Indemnification Obligations require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the Indemnification Obligations, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the Indemnification Obligations, and may cover our directors and executive officers under our directors’ and officers’ liability insurance.

REIT Qualification

Our charter provides that our Board may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of the Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of the Operating Partnership, as amended.

General

GPT Property Trust LP was formed in April 2004 to acquire and own our assets. The Operating Partnership is governed by the Amended and Restated Agreement of Limited Partnership of GPT Property Trust LP (as amended or restated from time to time, the “Partnership Agreement”). We are considered to be an umbrella partnership real estate investment trust (“UPREIT”), in which all of our assets are owned in a limited partnership, the Operating Partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, our proportionate share of the assets and income of the Operating Partnership are deemed to be our assets and income.

The Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to our common stockholders. The Operating Partnership is structured to permit limited partners in the Operating Partnership to exchange their limited partnership units for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

Although all of our assets are held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the Operating Partnership. In the event we elect to hold assets directly, the income of the Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Management and Operations

Gramercy Property Trust Inc. is the sole general partner of the Operating Partnership, which we organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. Pursuant to the Partnership Agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants, to make distributions to partners and to cause changes in the Operating Partnership’s business activities.

The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables us (1) to satisfy the requirements for being classified as a REIT, (2) to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and (3) to ensure that the partnership will not be classified as a “publicly-traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from the Operating Partnership or transfer or assign our interest in the Operating Partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	the transfer is to a wholly-owned subsidiary of the Company; or
•	we receive the consent of the partners holding more than 50% of the partnership interests of the then outstanding percentage interests, and in connection with which as a result of such transaction, all limited partners will receive or have the right to receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer will have been made to and accepted by the holders of more than 50% of the outstanding shares of common stock, each holder of partnership units will be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the Partnership Agreement and the Partnership Agreement will be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

Capital Contribution

The Partnership Agreement provides that the partners will have no obligation to make any additional capital contributions or provide any additional funding to the Operating Partnership if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions. If the Operating Partnership acquires any property by the merger of any other person into the Operating Partnership, persons who receive partnership interests in exchange for their interests in the person merging into the Operating Partnership will become partners and will be deemed to have made capital contributions to the Operating Partnership. The general partner is authorized to cause the Operating Partnership to issue partnership units or other interests in one or more classes or series, including but not limited to Class A units, Class B units, Class C units and Long-term Incentive Plan (“LTIP”) units.

Redemption Rights

Pursuant to the Partnership Agreement, holders of each class of partnership units may have redemption rights. The holders of Class A units have redemption rights which enable them to cause the Operating Partnership to redeem their units in exchange for cash (or common shares of the Company, at the election of the general partner) as is more specifically detailed in the Partnership Agreement and its amendments. Notwithstanding the foregoing, a Class A limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	be prohibited under the articles of incorporation of the general partner, such as:
º	resulting in any person owning, directly or indirectly, common stock in excess of the Ownership Limit;
º	resulting in common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution); or
º	resulting in our being “closely held” within the meaning of Section 856(h) of the Code.
•	be prohibited under applicable federal or state securities laws or regulations, provided the common stock is publicly traded.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the Operating Partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, as the general partner of the Operating Partnership, will have fiduciary duties to manage the Operating Partnership in a manner beneficial to the Operating Partnership and its partners. Our duties as general partner to the Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of the Operating Partnership or our stockholders in deciding whether to cause the Operating Partnership to take or decline to take any actions.

The limited partners of the Operating Partnership expressly will acknowledge that as the general partner of the Operating Partnership, we are acting for the benefit of the Operating Partnership, the limited partners and our stockholders collectively.

Distributions

The Partnership Agreement provides that the Operating Partnership will distribute cash flow from operations to the partners of the Operating Partnership in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one unit of limited partnership interest in the Operating Partnership receives the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Similarly, the Partnership Agreement provides that taxable income is allocated to the partners of the Operating Partnership in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in the Operating Partnership will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, are generally allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

In general, the LTIP units are a class of partnership units in the Operating Partnership. The LTIP Units may be issued subject to vesting, forfeiture and additional restrictions on transfer in the sole discretion of the general partner. LTIP Unit holders shall be entitled to receive if, when and as authorized by the general partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Class A Unit for the corresponding quarterly or other period; provided, however, that LTIP Units issued on or after October 27, 2008, will instead receive distributions in an amount equal to ten percent (10%) of the distribution payable on each Class A unit for the corresponding quarterly or other period in the manner set forth above. In addition, LTIP units will be entitled to receive an amount per unit equal to the amount distributed to Class A units upon a sale or disposition of substantially all of the assets of the Operating Partnership. LTIP Unit holders have the right to convert LTIP Units into Class A Units once they have vested or upon the submission of a Conversion Notice to the Operating Partnership when the holder is notified of the expected occurrence of an event that will cause his or her unvested LTIP Units to become vested. The general partner has the right to convert the LTIP Units of any holder into Class A Units at any time once they are vested.

Currently, the Company has entered into LTIP Unit Award Agreements (the “LTIP Agreements”) with certain executives. Pursuant to the LTIP Agreements, the Company can grant a maximum of 2,666,667 LTIP Units to these executives. These LTIP Units are subject to achievement-based performance vesting provisions provided in the LTIP Agreements and have not yet vested.

Allocations

Profits of the partnership for each fiscal year generally will be allocated (i) first, to us to the extent net losses previously allocated to us exceed net income, (ii) second, to holders of any class of units that are provided a preference on distribution in accordance with the Partnership Agreement and its amendments, and (iii) third, pro rata to the other limited partners in accordance with the respective percentage interests in the partnership. Notwithstanding the foregoing, the Operating Partnership will allocate gain on the sale of all or substantially all of its assets first to holders of LTIP Units and will, upon the occurrence of certain specified events, revalue its assets with any net increase in valuation allocated first to the LTIP units, in each case to equalize the capital accounts of such holders with the average capital account per unit of the general partner’s OP units. Notwithstanding the foregoing, with respect to LTIP Units issued on or after October 27, 2008, such LTIP Units shall be allocated net income and net loss in amounts per LTIP Unit equal to ten percent (10%) of the amounts allocated per Class A Unit (other than any such amounts associated with a non-liquidating special, extraordinary or other non-regular distribution that such LTIP Units were not entitled to receive). All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the sole member of the general partner, will have the authority to elect the method to be used by the Operating Partnership for allocating items with respect to contributed property acquired in connection with any offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election will be binding on all partners.

Term

The Operating Partnership will continue until December 31, 2103, or until sooner dissolved upon:

•	an event of withdrawal of the general partner, unless, within ninety (90) days after the withdrawal a “majority interest” of the remaining partners consent in writing to continue the business of the partnership;
•	an election by us in our capacity as the general partner on or after January 1, 2054;
•	entry of a decree of judicial dissolution of the partnership;
•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, unless prior to or within ninety (90) days after the judgment a “majority interest” of the remaining partners consent in writing to continue the business of the partnership; or
•	the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the partnership.

Tax Matters

The Partnership Agreement provides that the general partner of the Operating Partnership is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant. Morgan, Lewis & Bockius LLP has reviewed this summary and is of the opinion that this discussion is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except, with respect to common stock, to the limited extent discussed in “— Taxation of U.S. Stockholders — Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.

This summary of certain material U.S. federal income tax consequences assumes that stockholders hold our securities as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE REDEMPTION OF YOUR PARTNERSHIP UNITS FOR CASH OR, AT OUR ELECTION, FOR SHARES OF OUR COMMON STOCK, FOR THE OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH REDEMPTION, PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require the Operating Partnership to acquire all or part of your OP Units, and we elect to acquire some or all of your OP Units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of the Operating Partnership allocable to your OP Units being exchanged, less your tax basis in those units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of the Operating Partnership at the time of the exchange. The tax treatment of any acquisition of your OP Units by the Operating Partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of the Company

The Company was formed in April 2004 as a Maryland corporation. We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

The Company holds a substantial amount of its assets in two majority-owned subsidiaries, which are referred to as first private REIT and second private REIT, or collectively, the private REITs. The private REITs are also organized to qualify as REITs for U.S. federal income tax purposes. Accordingly, our continued qualification and taxation as a REIT depends on, in addition to the Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the private REITs’ operating results, organizational structure and their ability to meet, on a continuing basis through actual annual results of operations, the various qualification requirements imposed upon REITs by the Code (including satisfying both the 95% and 75% gross income tests on an annual basis and the REIT asset tests at the close of each calendar quarter, as described below). For the remainder of this discussion of the taxation of our Company, unless otherwise noted, references to the Company also include the two private REITs.

In the opinion of Morgan, Lewis & Bockius LLP, the Company, the first private REIT and the second private REIT qualified to be taxed as REITs under the U.S. federal income tax laws for their taxable years ended December 31, 2004, December 31, 2005 and December 31, 2007, respectively, through December 31, 2013, and the Company’s and the private REITs’ current and proposed method of operations will enable the Company and the private REITs to continue to satisfy the requirements for qualification and taxation as REITs under the U.S. federal income tax laws for their taxable years ending December 31, 2014 and subsequent taxable years. In connection with issuing its opinion, Morgan, Lewis & Bockius LLP will assume the accuracy of an opinion issued by Clifford Chance US LLP, which previously served as our counsel, with respect to all taxable periods prior to November 11, 2011. Morgan, Lewis & Bockius LLP also will assume the accuracy of other tax opinions issued by other tax counsel for certain prior transactions in which Morgan, Lewis & Bockius LLP did not serve as our counsel. Morgan, Lewis & Bockius LLP is also relying, in part, upon our receipt of opinions of other tax counsel as discussed below under “— Gross Income Tests — Failure to Satisfy Gross Income Tests” to conclude that, if the IRS successfully challenged those opinions, our private REITs would maintain their status as REITs because they would have reasonable cause for any related REIT qualification failures. Investors should be aware that Morgan, Lewis & Bockius LLP’s opinion will also be based upon customary assumptions and will be conditioned upon certain representations made by the

Company and the private REITs as to factual matters, including representations regarding the nature of its assets and the conduct of its business. Morgan, Lewis & Bockius LLP’s opinion is not binding upon the IRS, or any court and speaks as of the date issued.

While we believe that we are organized and operated so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Morgan, Lewis & Bockius LLP or us that we so qualify for any particular year. Morgan, Lewis & Bockius LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. In addition, Morgan, Lewis & Bockius LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, the Company’s and the private REITs’ qualification and taxation as REITs will depend upon the Company’s and the private REITs’ ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that the Company and the private REITs earn from specified sources, the percentage of the Company’s and the private REITs’ assets that fall within specified categories, the diversity of the Company’s capital stock ownership, and the percentage of the Company’s and the private REITs’ earnings that they distribute. Morgan, Lewis & Bockius LLP will not review the Company’s or the private REITs’ compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the Company’s or the private REITs’ actual results of operations for any particular taxable year will satisfy such requirements. Morgan, Lewis & Bockius LLP’s opinion does not foreclose the possibility that the Company or the private REITs may have to use one or more of the REIT savings provisions described below, which would require the Company or the private REITs to pay an excise or penalty tax (which could be material) in order for the Company or the private REITs to maintain its REIT qualification. For a discussion of the tax consequences of the Company’s failure to qualify as a REIT, see “— Failure to Qualify.”

Taxation of REITs in General

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

•	The Company will pay U.S. federal income tax on any taxable income, including undistributed net capital gain that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	The Company may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	The Company will pay income tax at the highest corporate rate on:
º	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business, and
º	other non-qualifying income from foreclosure property.
•	The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

•	If the Company fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continues to qualify as a REIT because it meets other requirements, the Company will pay a 100% tax on:
º	the gross income attributable to the greater of the amount by which the Company fails the 75% gross income test or the 95% gross income test, in either case, multiplied by
º	a fraction intended to reflect the Company’s profitability.
•	If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, the Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount the Company actually distributed and (b) the amounts the Company retained and upon which it paid income tax at the corporate level.
•	The Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain (to the extent that the Company made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax the Company paid.
•	The Company will be subject to a 100% excise tax on transactions with any TRSs that are not conducted on an arm’s-length basis.
•	If the Company fails to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, the Company files a description of each asset that caused such failure with the IRS, and the Company disposes of the assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Company will pay a tax equal to the greater of $50,000 or the highest U.S. federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests.
•	If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.
•	If the Company acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset during the 10-year period after it acquires the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which the Company will pay tax is the lesser of:
º	the amount of gain that the Company recognizes at the time of the sale or disposition, and
º	the amount of gain that the Company would have recognized if it had sold the asset at the time it acquired it.
•	The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	The earnings of the Company’s lower-tier entities that are subchapter C corporations, including its TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding the Company’s qualification as a REIT, the Company may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRSs are subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

The Company’s charter provides restrictions regarding the transfer and ownership of shares of its capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” The Company believes that it has issued sufficient stock with sufficient diversity of ownership to allow it to satisfy requirements 5 and 6 above. The restrictions in the Company’s charter are intended (among other things) to assist the Company in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy such share ownership requirements. If the Company fails to satisfy these share ownership requirements, the Company’s qualification as a REIT may terminate.

Effect of Subsidiary Entities

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that the Company owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as the Company’s assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. The Company’s proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, the Company’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The Company’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which the Company acquires an equity interest, directly or indirectly, is treated as the Company’s assets and gross income for purposes of applying the various REIT qualification requirements.

The Company has control of the Operating Partnership and the Company intends to operate any subsidiary partnerships in a manner consistent with the requirements for its qualification as a REIT. The Company may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which the Company owns an interest takes or expects to take actions that could jeopardize the Company’s status as a REIT or require it to pay tax, the Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Company to fail a gross income or asset test, and that the Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, the Company could fail to qualify as a REIT unless it was entitled to relief, as described below.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. The Company is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to the Company is an asset in the Company’s hands, and the Company treats the distributions paid to it from such TRS, if any, as income. This treatment may affect the Company’s compliance with the gross income and asset tests. Because the Company does not include the assets and income of TRSs in determining its compliance with the REIT requirements, the Company may use such entities to indirectly undertake activities, such as earning fee income that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the TRS rules impose a 100% excise tax on REITs for transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that the Company receives from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and

(2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If the Company leases space to a TRS in the future, it will seek to comply with these requirements.

The Company has elected to treat certain subsidiary corporations as TRSs. As explained below in “— Gross Income Tests — Fee Income,” fee income earned by a REIT is generally not qualifying income for purposes of the 75% and 95% gross income tests. A TRS may also provide services with respect to the Company’s properties to the extent the Company determines that having a TRS provide those services will assist the Company in complying with the gross income tests applicable to REITs. See “— Gross Income Tests — Rents From Real Property.” In addition, if the Company decides to acquire properties opportunistically in anticipation of immediate resale, the Company will need to conduct that activity through a TRS to avoid the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” The Company may form one or more additional TRSs in the future.

Taxable Mortgage Pools.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

To the extent we make or have made significant investments in mortgage loans or mortgage-backed securities (“MBS”), we may convey one or more pools of real estate mortgage loans to a trust or other special purpose entity, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would be a TMP.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a TMP, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

In general, we currently own and expect to own 100% of the equity in entities that are TMPs. Such entities are and will be held through our private REITs so that they are qualified REIT subsidiaries of our private REITs and their assets and liabilities are treated as assets and liabilities of our private REITs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described below apply. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2014 or any future year.

Gross Income Tests

The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of the Company’s gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of the Company’s stock or a public offering of the Company’s debt with a maturity date of at least five years and that the Company receives during the one-year period beginning on the date on which it received such new capital.

Second, in general, at least 95% of the Company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that the Company enters into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to the Company.

Rents from Real Property.  Rent that the Company receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither the Company nor a direct or indirect owner of 10% or more of the Company’s stock may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent, other than a TRS.
•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an “independent contractor,” but instead may provide services directly to its tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the Company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services (valued at not less than 150% of the Company’s direct cost of performing such services) does not exceed 1% of The Company’s income from the related property. Furthermore, the Company may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to its tenants without tainting its rental income for the related properties.

If a portion of the rent that the Company receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the Company’s gross income during the year, the Company would lose its REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) the Company furnishes noncustomary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property. The IRS has also issued guidance providing that, among other things, if a REIT holds a regular interest in an “eligible REMIC,” or a residual interest in an “eligible REMIC” that informs the REIT that at least 80% of the REMIC’s assets constitute real estate assets, then the REIT may treat 80% of the gross income received with respect to the interest in the REMIC as interest on an obligation secured by a mortgage on real property for the purpose of the 75% gross income test. For this purpose, a REMIC is an “eligible REMIC” if: (i) the REMIC has received a guarantee from the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation that will allow the REMIC to make any principal and interest payments on its regular and residual interests; and (ii) all of the REMIC’s mortgages and pass-through certificates are secured by interests in single-family dwellings. If we were to acquire an interest in an “eligible REMIC” less than 95% of the assets of which constitute real estate assets, the IRS guidance described above may generally allow us to treat 80% of the gross income derived from the interest as qualifying income for the purposes of 75% REIT gross income test. Although the portion of the income from such a REMIC interest that does not qualify would likely be qualifying income for the purpose of the 95% REIT gross income test, the remaining 20% of the REMIC interest generally would not qualify as a real estate asset, which could adversely affect our ability to satisfy the REIT asset tests.

Among the assets we hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65 (the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we have originated or acquired typically do not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations, non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations or CMOs, or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

In connection with our legacy special finance business, we may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement.

The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Many of the terms of our mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting our mortgage-backed securities in connection with our legacy special finance business have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which the Company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when the Company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided all of the Company’s loan modifications have or will qualify for the safe harbor in Revenue Procedure 2011-16. To the extent the Company significantly modifies loans in a manner that does not qualify for that safe harbor, the Company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the Company generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the Company’s internal valuations. If the terms of the Company’s mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting our mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, the Company could fail the 75% gross income test, the 75% asset test and/or the 10% value test.

COD Income.  From time-to-time, the Company and its subsidiaries recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests.

Excess Inclusion Income.  If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a TMP for U.S. federal income tax purposes. See above “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a TMP, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a TMP, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more TMPs, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the Code and the applicable Treasury regulations. Although no assurance can be provided, we have concluded that our existing financings are not expected to generate excess inclusion income in 2014 or any future year. If a portion of our dividends constitute excess inclusion income, it would likely increase the tax liability of tax exempt stockholders, non U.S. stockholders and stockholders with net operating losses. We have not reported any excess inclusion income since January 1, 2012. The Treasury Department has issued guidance governing the tax treatment of stockholders of a REIT that owns an interest in a TMP, is also a TMP, or is a holder of a residual interest in a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income tax allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our common stock in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;
•	in the case of a stockholder who is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate rate on any excess inclusion income allocated to their owners that are disqualified organizations;
•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;
•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders; and
•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our common stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold our common stock on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to common stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, RIC or REIT investors, foreign investors and taxpayers with net operating losses should carefully consider the tax considerations described above and are urged to consult their tax advisors.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot make any assurances, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically in anticipation of immediate resale, we will need to conduct that activity through a TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to a TRS and even if the contribution transaction is respected, a TRS may incur a significant tax liability as a result of any such sales.

We have received opinions from tax counsel other than Morgan, Lewis & Bockius that (i) the sale of certain non-core properties from one of our joint venture portfolios should not be treated as a “prohibited transaction” or treated as being held primarily for sale to customers in the ordinary course of business and (ii) the sale of certain securities used to defease certain mortgages in such portfolio will not be treated as a “prohibited transaction” or treated as being held primarily for sale to customers in the ordinary course of business. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, these opinions are based on various assumptions and conditioned upon fact-based representations and covenants made by our management. No assurance can be given that the IRS would not assert that such opinions are not correct. If the IRS were to successfully challenge these opinions regarding these transactions, we could be subject to a substantial prohibited transactions tax.

Dividends.  The Company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company’s share of any dividends received from any other REIT, including our private REITS, in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income.  We receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We currently earn certain management fees through TRSs, and any fees earned by TRSs are not included for purposes of the gross income tests.

Foreclosure Property.  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, the Company or the Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of the Company’s or the Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to continue to structure any hedging transactions in a manner that does not jeopardize the Company’s qualification as a REIT.

Foreign Currency Gain.  To the extent that we hold or acquire foreign investments, such investments may generate foreign currency gains and losses. These foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	the Company’s failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, the Company files a schedule of the sources of its income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances the Company would qualify for the relief provisions. In addition, as discussed above in “— Taxation of the Company,” even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect the Company’s profitability.

We have received opinions from tax counsel other than Morgan, Lewis & Bockius LLP regarding the tax treatment of certain transactions for federal income tax purposes, including the treatment of such transactions for purposes of the REIT qualification rules, which conclude that such tax transactions should be consistent with our continued status as a REIT. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, these opinions are based on various assumptions and conditioned upon fact based representations and covenants made by us. No assurance can be given that the IRS would not assert that such opinions are not correct. If the IRS were to successfully challenge these opinions, our private REITs may be treated as failing one or more of the income and asset tests required for REIT qualification. Even if our private REITs were treated as failing to satisfy one of those requirements, we believe that our private REITs would maintain their status as REITs because they would have “reasonable cause” for any REIT qualification failures, but they may have to pay a penalty tax.

Asset Tests

To qualify as a REIT, the Company also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of the Company’s total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs;
•	investments in stock or debt instruments during the one-year period following the Company’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and
•	regular or residual interests in a REMIC (however, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC).

Second, of the Company’s investments not included in the 75% asset class, the value of the Company’s interest in any one issuer’s securities may not exceed 5% of the value of the Company’s total assets, or the 5% asset test.

Third, of the Company’s investments not included in the 75% asset class, the Company may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of the Company’s total assets may consist of the securities of one or more TRSs.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the Company or any controlled TRS (i.e., a TRS in which the Company owns directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
º	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the Company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
º	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, the Company’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, we cannot assure you that we will not inadvertently fail to comply with such tests. If the Company fails to satisfy the asset tests at the end of a calendar quarter, the Company will not lose its REIT qualification if:

•	the Company satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of the Company’s assets and the asset test requirements arose from changes in the market values of the Company’s assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If the Company did not satisfy the condition described in the second item, above, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If the Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Company will not lose its REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, the Company will not lose its REIT qualification if the Company (1) disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies the failure, (2) files a description of each asset causing the failure with the IRS and (3) pays a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which the Company failed to satisfy the asset tests.

See the discussion above under “— Gross Income Tests — Failure to Satisfy Gross Income Tests” for a discussion of an opinion we received from other tax counsel that also impacts our satisfaction of the REIT asset tests and our ability to qualify for relief from asset test failures as described above.

The Company believes that its holdings of securities and other assets comply with the foregoing asset tests, and the Company intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in CDO transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although the Company’s mezzanine loans typically do not qualify for that safe harbor, the Company believes our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. The Company believes that the stock it owns in the private REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which the Company owns stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, the Company would be subject to the 5% asset test, the 10% vote or value test and the 25% securities test described above with respect to its investment in such a disqualified REIT. Consequently, if a REIT in which the Company owns stock fails to qualify as a REIT, the Company could fail one or more of the asset tests described above.

Sale Leaseback Transactions.  A portion of our investments may be in the form of sale leaseback transactions. We intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause the Company to fail to satisfy the asset tests or the income tests described above and such failure could result in the Company failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause the Company to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of the Company’s dividends being treated as ordinary income to its stockholders.

Distribution Requirements

Each year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, and
•	90% of its after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) the Company declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (2) the Company declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and the Company actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to the Company’s prior taxable year for purposes of the 90% distribution requirement.

The Company will pay U.S. federal income tax on taxable income, including net capital gain that it does not distribute to stockholders. Furthermore, if the Company fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year,
•	95% of its REIT capital gain net income for such year, and
•	any undistributed taxable income from prior periods,

the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts it actually distributes and (b) the amounts it retains and upon which it pays income tax at the corporate level.

The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, the Company may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, the Company may need to pay taxable dividends of its capital stock or debt securities.

The Company may satisfy the 90% distribution test with taxable distributions of its stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but the Company could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure is no longer in effect. Accordingly, it is unclear whether and to what extent the Company will be able to make taxable dividends payable in cash and stock. The Company has no current intention to make a taxable dividend payable in its stock.

Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

Following the sale of the collateral manager agreements in March 2013, we continue to own the Retained CDO Interests, which could continue to generate taxable income for us despite the fact that we will not receive cash distributions on our equity and subordinated note holdings from the Retained CDO Interests until overcollateralization tests are met, if at all. Additionally, following the sale of the collateral manager agreements, we do not control or have influence over the factors that most directly affect the overcollateralization and interest coverage tests of the respective Retained CDO Interests. Should these Retained CDO Interests continue to generate taxable income with no corresponding receipt of cash flow, our taxable income would continue to be recognized on each underlying investment in the relevant CDO. We would continue to be required to distribute 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) from these transactions to continue to qualify as a REIT, despite the fact that we may not receive cash distributions on our equity and subordinated note holdings from the Retained CDO Interests.

Recordkeeping Requirements

The Company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, the Company must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with these requirements.

Failure to Qualify

If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, the Company could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If the Company failed to qualify as a REIT in any taxable year and did not qualify for certain statutory relief provisions, the Company would be subject to U.S. federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating the Company’s taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to stockholders. In addition, the Company would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of the Company’s current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances the Company would qualify for such statutory relief.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders

A “U.S. Stockholder” is a beneficial owner of our stock and that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of the shares of our common stock by the partnership.

As long as the Company qualifies as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of the Company’s current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because the Company is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of the Company” above), the Company’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, the Company’s ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to the Company’s ordinary REIT dividends (1) attributable to dividends received by the Company from non REIT corporations, such as its TRSs, and (2) to the extent attributable to income upon which the Company has paid corporate income tax (e.g., to the extent that the Company distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that the Company designates as capital gain dividends without regard to the period for which the U.S. stockholder has held common stock. The Company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that the Company designates such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of the Company’s undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax the Company paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of the Company’s undistributed long-term capital gain, minus its share of the tax it paid.

A U.S. stockholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both the Company’s current and accumulated earnings and profits and the

U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder.

U.S. stockholders may not include in their individual income tax returns any of the Company’s net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from the Company and gain from the disposition of shares of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Medicare Tax.  Certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on some or all of their “net investment income,” which generally will include, among other items, dividends and capital gain distributions (including capital gains realized on the sale or exchange of shares of our common stock). U.S. stockholders should consult their tax advisors regarding the applicability of this tax in respect of their ownership of our stock.

Disposition of Shares of Common Stock.  A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of shares of common stock as long-term capital gain or loss if the U.S. stockholder has held common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the Company that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the U.S. stockholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses.  A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of common stock.

With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that the Company is deemed to distribute, the Company generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from the Company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company capital stock must treat a percentage of the dividends that it receives from the Company as UBTI. Such percentage is equal to the gross income the Company derives from an unrelated trade or business, determined as if the Company were a pension trust, divided by the Company’s total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company’s capital stock only if:

•	the percentage of the Company’s dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding the Company capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
º	one pension trust owns more than 25% of the value of the Company capital stock; or
º	a group of pension trusts individually holding more than 10% of the value of the Company capital stock collectively owns more than 50% of the value of the Company capital stock.

Certain restrictions on ownership and transfer of the Company stock generally should prevent a tax-exempt entity from owning more than 10% of the value of the Company stock, generally should prevent the Company from becoming a pension trust and generally should prevent a pension trust from having to treat any of the dividends received from the Company as UBTI.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our common stock.

Backup Withholding and Information Reporting

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to our distributions. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to any U.S. stockholder that provides a social security or other taxpayer identification number in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the taxpayer identification number provided is incorrect;
•	the U.S. stockholder fails to report interest and dividend payments received on the holder’s tax return and the IRS notifies us or our paying agent that backup withholding is required; or
•	the U.S. stockholder fails to certify under penalty of perjury that backup withholding does not apply to the holder.

A U.S. stockholder who does not provide us or our paying agent with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to any U.S. stockholder, that stockholder may request a refund of the amounts withheld or use the amounts withheld as a credit against the stockholder’s U.S. federal income tax liability as long as the U.S. stockholder provides the required information to the IRS. U.S. stockholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the stockholder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of our common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our common stock, as applicable (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes or a tax-exempt entity), that is not a U.S. stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations” and “passive foreign investment companies.” We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from the Company’s sale or exchange of a U.S. real property interest (a “USRPI”) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with the Company;

•	the non-U.S. stockholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of the Company’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, the Company normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that the Company withholds if the Company later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

For any year in which the Company qualifies as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporation that is a stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company would be required to withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount the Company withholds.

However, if common stock is regularly traded on an established securities market in the United States, capital gain distributions on common stock that are attributable to the Company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that common stock is regularly traded on an established securities market in the United States. If common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to the Company’s sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts the Company designates as retained capital gains in respect of common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by it of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by the Company on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by the Company exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of shares of common stock if the Company is a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that the Company is a United States real property holding corporation based on its investment strategy. However, even if the Company is a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of common stock if the Company is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our common stock is widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT.

In addition, if common stock continues to be regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to common stock, even if the Company does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) common stock is treated as being regularly traded under applicable Treasury regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of common stock at all times during a specified testing period. As noted above, we believe that common stock is regularly traded on an established securities market.

If the gain on the sale of common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Beginning after June 30, 2014, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments received after December 31, 2016, on proceeds from the sale of our common stock by U.S. stockholders who own our common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of the Company’s Investments in the Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to the Company’s direct or indirect investments in the Operating Partnership and any subsidiary partnerships or limited liability companies that the Company forms or acquires (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

The Company will be entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. The Operating Partnership intends to continue to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors, referred to as the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Operating Partnership and any other partnership in which it owns an interest qualify for the private placement exception.

The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, the Company likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss, or “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a “book-tax difference.” Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the Operating Partnership (1) could cause the Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause the Company to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the Company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect its ability to comply with the REIT distribution requirements and may result in a greater portion of its distributions being taxed as dividends.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;
•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and
•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners  — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

The Company’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon The Company’s ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” The Company does not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in common stock.

State and Local Taxes

The Company and/or you may be subject to taxation by various states and localities, including those in which it or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in common stock.

SELLING STOCKHOLDERS

The shares of common stock included in this offering are 3,778,405 shares of common stock issuable upon redemption of OP Units, which are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis. We refer to these shares of common stock which may be issuable as “resale shares.” The selling stockholders may receive the resale shares in connection with contribution agreements pursuant to which we have agreed to acquire a portfolio of industrial properties. Pursuant to the contribution agreements, we agreed to file a registration statement, of which this prospectus is a part, with the SEC to register the shares of common stock that may be issued upon redemption of the OP Units.

The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares held by the selling stockholders.

With respect to the information presented concerning the selling stockholders listed in the table below, we have not conducted any independent inquiry or investigation to ascertain that information and have relied on written questionnaires furnished to us by the selling stockholders for the express purpose of including that information in a registration statement for the registration of the resale shares. Based upon information provided by the selling stockholders, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. None of the selling shareholders owned any shares of our common stock prior to the redemption of OP Units.

The following table provides the names of the selling stockholders, the number of shares of our common stock offered pursuant to this prospectus, and the aggregate number of shares of our common stock owned by such selling stockholders after the offering. The information regarding shares owned after the offering assumes the sale of all shares offered by the selling stockholders. The percentage ownership data is based on 117,619,046 shares of common stock issued and outstanding as of June 30, 2014.

	Common Shares Owned Following the Redemption of OP Units(1)(2)		Maximum Number of Common Shares to be Resold	Common Shares Owned After Resale(2)(3)
Selling Stockholder Name	Number	%		Number	%
1994 Ivy Abrams Greenstein Revocable Trust(4)	18,489	*	18,489	—	*
1998 Greenstein Family Trust(5)	17,887	*	17,887	—	*
ABG Partners(6)	9,137	*	9,137	—	*
Alex & Rosa Venneri	97,217	*	97,217	—	*
Ana Bilbao	1,825	*	1,825	—	*
Antar & Co.(7)	113,471	*	113,471	—	*
Bernie Fine	40,243	*	40,243	—	*
Boles Family Trust(8)	18,274	*	18,274	—	*
Brett Alan and Laura F. Hazlett	22,718	*	22,718	—	*
Bruce & Karen Ehrensaal JTWROS	22,718	*	22,718	—	*
Buck Family Tax Free Trust(9)	122,703	*	122,703	—	*
Buck Family Trust(10)	109,438	*	109,438	—	*
Christine Allison	9,485	*	9,485	—	*
Christopher McCarron	22,718	*	22,718	—	*
Clyde A. Hadley Jr. Family Trust dated 11/06/2006(11)	22,718	*	22,718	—	*
Darby Downing Highsmith	6,716	*	6,716	—	*
Dennis Hill	18,274	*	18,274	—	*
Derrick Marinelli	18,274	*	18,274	—	*
Donna List Family Trust(12)	27,411	*	27,411	—	*
Edward M. Natan	32,334	*	32,334	—	*
Etomer Fishman Decedent’s Trust(13)	9,137	*	9,137	—	*
Etomer Fishman Survivor’s Trust(14)	9,137	*	9,137	—	*
Fishman Family Trust(15)	18,274	*	18,274	—	*
Frank Hamblen	164,932	*	164,932	—	*
Gary & Joan Jones	107,502	*	107,502	—	*
Gary Block	9,137	*	9,137	—	*
Gary Robinson	29,183	*	29,183	—	*
Gaskin Family Trust UA 12899(16)	22,718	*	22,718	—	*
Greenstein Family LLC(17)	127,300	*	127,300	—	*
Greg Greenstein	12,848	*	12,848	—	*
Guy Family 2002 Revocable Trust dated Nov. 14, 2002(18)	71,956	*	71,956	—	*
Harold Lovitz Q-Tip Trust(19)	18,274	*	18,274	—	*
Hicker 2014 Charitable Remainder Trust(20)	194,866	*	194,866	—	*
J. Douglas McClure	468,075	*	468,075	—	*
Jacqueline Dorfman	5,770	*	5,770	—	*
James & Donna Taylor	22,718	*	22,718	—	*
James J. Tobin	11,359	*	11,359	—	*
Jason Allison	9,485	*	9,485	—	*
JBR Revocable Trust(21)	11,359	*	11,359	—	*
Jean Suzanne Chen REV TR(22)	9,001	*	9,001	—	*
Jerald Greenstein	12,848	*	12,848	—	*
Jerald Greenstein Family Trust(23)	195,762	*	195,762	—	*

	Common Shares Owned Following the Redemption of OP Units(1)(2)		Maximum Number of Common Shares to be Resold	Common Shares Owned After Resale(2)(3)
Selling Stockholder Name	Number	%		Number	%
Jerry Natan Revocable 1996 Trust, DTD 07/17/1996(24)	7,296	*	7,296	—	*
John Daggitt	17,069	*	17,069	—	*
Johnson Living Trust(25)	90,042	*	90,042	—	*
Joseph Paley Profit Sharing Plan(26)	9,137	*	9,137	—	*
Kelly King	10,072	*	10,072	—	*
Kevin King	10,072	*	10,072	—	*
Kornblum Living Trust(27)	18,274	*	18,274	—	*
L.S. Owens Trust(28)	17,069	*	17,069	—	*
Lazar Family Trust(29)	18,274	*	18,274	—	*
Leighann Boyd	524	*	524	—	*
Leslie Been	299	*	299	—	*
Linda Tobin	11,359	*	11,359	—	*
Maier Family Trust(30)	17,069	*	17,069	—	*
Maria Bouffard Trust(31)	11,359	*	11,359	—	*
Mark H. Downing	6,709	*	6,709	—	*
Martin F. Jones	22,718	*	22,718	—	*
Martin Rappaport	11,419	*	11,419	—	*
Mary Natan	7,296	*	7,296	—	*
Matthew King	27,852	*	27,852	—	*
Matthew King & Amanda King Buck Irrevocable Trust(32)	180,625	*	180,625	—	*
Michael Kasloff	36,547	*	36,547	—	*
Nigel Morris	45,437	*	45,437	—	*
Norman S. and Esther Karas Trust(33)	13,705	*	13,705	—	*
Otto Schroeder, Jutta Schroeder and Uta Hambler	110,739	*	110,739	—	*
Pamela Wank Q-Tip Trust(34)	91,369	*	91,369	—	*
Patricia A. Ladd	45,437	*	45,437	—	*
Paul Debenedictis	22,718	*	22,718	—	*
Philip D. Jackson	101,801	*	101,801	—	*
Ratzan-Wank Family Trust(35)	27,411	*	27,411	—	*
Regina Block	9,137	*	9,137	—	*
Richard A. Schatz Revocable Trust(36)	56,735	*	56,735	—	*
Ron McClure	22,718	*	22,718	—	*
Rosario Bouffard Res. Trust 8/1/1979(37)	22,718	*	22,718	—	*
Ruth G. Trostorff Rev. Trust dated 2/7/1989(38)	45,437	*	45,437	—	*
S. Gretchen Buck Trust(39)	46,420	*	46,420	—	*
Sara Downing	6,720	*	6,720	—	*
Sherry McClure	11,419	*	11,419	—	*
SLLL, LLC(40)	18,274	*	18,274	—	*
Steven Karas	4,568	*	4,568	—	*
Sylvia Kasloff Trust(41)	54,821	*	54,821	—	*
Terry Levy	34,017	*	34,017	—	*

	Common Shares Owned Following the Redemption of OP Units(1)(2)		Maximum Number of Common Shares to be Resold	Common Shares Owned After Resale(2)(3)
Selling Stockholder Name	Number	%		Number	%
The Cooper Family Trust dated May 14, 2009(42)	1,410	*	1,410	—	*
The Merette Living Trust(43)	22,718	*	22,718	—	*
Van Gogh Shaman, LLC(44)	45,437	*	45,437	—	*
Vicki Jones	18,002	*	18,002	—	*
Von McClure	11,419	*	11,419	—	*
William H. Gruen	11,419	*	11,419	—	*
William W. Beazley	77,323	*	77,323	—	*
Total			3,778,405

*	Less than one percent.
(1)	Amounts assume that all OP Units are redeemed for shares of our common stock.
(2)	The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for OP Units of only such selling stockholder. Amounts also assume that no transactions with respect to our common stock or OP Units occur other than the redemption.
(3)	Amounts assume the selling stockholders sell all of the shares of common stock being offered by this prospectus. The percentage is calculated assuming that each selling stockholder sells all of the shares offered by this prospectus. It is difficult to estimate with any degree of certainty the amount and percentage of shares of common stock that would be held by each selling stockholder after completion of the offering. First, we have the option to satisfy redemption requests by paying the cash value of the OP Units rather than issuing shares of our common stock. The number of shares offered hereby assumes we elect to satisfy all redemption requests by issuing shares of common stock. Second, assuming a selling stockholder receives shares of common stock upon a redemption of such holder’s OP Units, such holder may offer all, some or none of such shares.
(4)	Ivy Abrams Greenstein, in her capacity as trustee, has voting and investment power over the shares owned by the 1994 Ivy Abrams Greenstein Revocable Trust.
(5)	Greg Greenstein, in his capacity as trustee, has voting and investment power over the shares owned by the 1998 Greenstein Family Trust.
(6)	Ivy Greenstein, in her capacity as Managing Partner of ABG Partners, has voting and investment power over the shares owned by ABG Partners.
(7)	Stephen Sprengnethrer and Edward Naumes, Partners of Antar & Co., collectively have voting and investment power over the shares owned by Antar & Co.
(8)	Dan Boles, in his capacity as trustee, has voting and investment power over the shares owned by the Boles Family Trust.
(9)	Matilda K. Buck, in her capacity as trustee, has voting and investment power over the shares owned by the Buck Family Tax Free Trust.
(10)	Matilda K. Buck, in her capacity as trustee, has voting and investment power over the shares owned by the Buck Family Trust.
(11)	Clyde Hadley, in his capacity as trustee, has voting and investment power over the shares owned by the Clyde A. Hadley Jr. Family Trust dated 11/06/2006.
(12)	Donna List, in her capacity as trustee, has voting and investment power over the shares owned by the Donna List Family Trust.
(13)	Evaline Fishman, in her capacity as trustee, has voting and investment power over the shares owned by the Etomer Fishman Decedent’s Trust.
(14)	Evaline Fishman, in her capacity as trustee, has voting and investment power over the shares owned by the Etomer Fishman Survivor’s Trust.

(15)	Steven Fishman, in his capacity as trustee, has voting and investment power over the shares owned by the Fishman Family Trust.
(16)	Dennis Gaskin and Helen Gaskin, in his or her capacity as trustee, collectively have voting and investment power over the shares owned by the Gaskin Family Trust UA 12899.
(17)	Greg Greenstein, has voting and investment power over the shares owned by Greenstein Family LLC.
(18)	Hubert & Isabelle Guy, in his or her capacity as trustee, collectively have voting and investment power over the shares owned by the Guy Family 2002 Revocable Trust dated Nov. 14, 2002.
(19)	Alys Clark, in her capacity as trustee, has voting and investment power over the shares owned by the Harold Lovitz Q-Tip Trust.
(20)	George Hicker, in his capacity as trustee, has voting and investment power over the shares owned by the Hicker 2014 Charitable Remainder Trust.
(21)	Jay Rappaport, in his capacity as trustee, has voting and investment power over the shares owned by the JBR Revocable Trust.
(22)	Jean Suzzane Chen, in her capacity as trustee, has voting and investment power over the shares owned by the Jean Suzanne Chen REV TR.
(23)	Ivy Abrams Greenstein, Greg Greenstein and Jodie S. Fishman, in his or her capacity as co-trustee, collectively have voting and investment power over the shares owned by the Jerald Greenstein Family Trust.
(24)	Helen Gaskin, in her capacity as trustee, has voting and investment power over the shares owned by the Jerry Natan Revocable 1996 Trust, DTD 07/17/1996.
(25)	Phil Johnson, in his capacity as trustee, has voting and investment power over the shares owned by the Johnson Living Trust.
(26)	Joseph Paley, in his capacity as trustee, has voting and investment power over the shares owned by the Joseph Paley Profit Sharing Plan.
(27)	Sandy Kornblum, in her capacity as trustee, has voting and investment power over the shares owned by the Kornblum Living Trust.
(28)	Linda Owens, in her capacity as trustee, has voting and investment power over the shares owned by the L.S. Owens Trust.
(29)	Gary Lazar, in his capacity as trustee, has voting and investment power over the shares owned by the Lazar Family Trust.
(30)	Peter Maier and Rene Maier, in his or her capacity as trustee, collectively have voting and investment power over the shares owned by Maier Family Trust.
(31)	Maria Bouffard, in her capacity as trustee, has voting and investment power over the shares owned by the Maria Bouffard Trust.
(32)	Matilda K. Buck, in her capacity as trustee, has voting and investment power over the shares owned by the Matthew King & Amanda King Buck Irrevocable Trust.
(33)	Esther Karas, in her capacity as trustee, has voting and investment power over the shares owned by the Norman S. and Esther Karas Trust.
(34)	Pamela Wank, in her capacity as trustee, has voting and investment power over the shares owned by the Pamela Wank Q-Tip Trust.
(35)	David Wank, in his capacity as trustee, has voting and investment power over the shares owned by the Ratlan-Wank Family Trust.
(36)	Richard Schatz, in his capacity as trustee, has voting and investment power over the shares owned by the Richard A. Schatz Revocable Trust.
(37)	Enrique Bouffard, Mark Bouffard and Jennifer Cunningham, in his or her capacity as trustee, collectively have voting and investment power over the shares owned by the Rosario Bouffard Res. Trust 8/1/1979.
(38)	Julie Tauvaga, in her capacity as trustee, has voting and investment power over the shares owned by the Ruth G. Trostorff Rev. Trust dated 2/7/1989.
(39)	S. Gretchen Buck, in her capacity as trustee, has voting and investment power over the shares owned by the S. Gretchen Buck Trust.
(40)	Stuart Lubitz, in his capacity as General Manager of SLLL, LLC, has voting and investment power over the shares owned by SLLL, LLC.

(41)	Sylvia Kasloff, in her capacity as trustee, has voting and investment power over the shares owned by Sthe Sylvia Kasloff Trust.
(42)	Deborah Cooper, in her capacity as trustee, has voting and investment power over the shares owned by The Cooper Family Trust dated May 14, 2009.
(43)	Robert Merette, in his capacity as trustee, has voting and investment power over the shares owned by The Merette Living Trust.
(44)	James Lintott, in his capacity as Chairman of Van Gogh Shaman, LLC, has voting and investment power over the shares owned by Van Gogh Shaman, LLC.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers, or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. However, we will pay certain registration and filing fees and expenses, which may include, without limitation, all SEC filing fees, NYSE listing fees, blue sky fees and expenses, printing expenses, messenger, telephone and delivery expenses, and fees and expenses of our counsel and accountants. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 promulgated under the Securities Act rather than under this prospectus.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of common stock by the selling stockholders and their affiliates.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or the accompanying prospectus supplement form a part.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Venable LLP and certain legal matters in connection with the issuance of the shares will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of Gramercy Property Trust Inc. appearing in Gramercy Property Trust Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 including schedules appearing therein, and the effectiveness of Gramercy Property Trust Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GPT GIG BOA Portfolio Holdings LLC, appearing in Gramercy Property Trust Inc.'s Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated fees and expenses in connection with this registration statement, other than underwriting discounts and commissions, are as follows:

SEC Registration fee	$3,010
Printing expenses	$5,000
Legal fees and expenses	$40,000
Accounting fees and expenses	$7,500
Miscellaneous expenses	$2,500
TOTAL	$58,010

Item 15. Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes our company to obligate itself, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (a) any individual who is a present or former director or officer of our company and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. We may, with the approval of our Board, provide such indemnification and advance for expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws includes expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present or former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our bylaws and pursuant to employment agreements with certain of our executive officers, we have certain Indemnification Obligations. The Indemnification Obligations require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the Indemnification Obligations, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the Indemnification Obligations, and may cover our directors and executive officers under our directors’ and officers’ liability insurance.

Item 16. Exhibits.

The exhibits filed (unless otherwise noted) as a part of this Registration Statement are as follows:

Exhibit	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Incorporation of the Company, incorporated by reference to the Company’s Registration Statement on Form S-11 (No. 333-114673), filed with the SEC on July 26, 2004.
3.2	Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2013.
3.3	Articles Supplementary classifying the 8.125% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.001 per share, dated April 18, 2007, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
3.4	Articles Supplementary classifying the Class B-1 non-voting common stock of Gramercy Property Trust Inc., par value $0.001 per share, and Class B-2 non-voting common stock of Gramercy Property Trust Inc., par value $0.001 per share, incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2013.
3.5	Articles of Amendment to the Articles of Amendment and Restatement of the Company, dated as of April 12, 2013, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2013.
3.6	Articles Supplementary Reclassifying 2,000,000 shares of Class B-1 non-voting common stock and 2,000,000 shares of Class B-2 non-voting common stock into shares of common stock, dated December 10, 2013, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2013.
3.7	Articles Supplementary Reclassifying 50,000,000 shares of Excess Stock, par value $0.001 per share, into shares of common stock, par value $0.001 per share, dated May 6, 2014, incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on May 9, 2014.
3.8	Articles of Amendment to the Company’s Articles of Incorporation, dated as of June 27, 2014, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2014.

Exhibit	Description
4.1	Form of specimen stock certificate representing the common stock of the Company, par value $.001 per share, incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 17, 2014.
4.2	Form of stock certificate representing the 8.125% Series A Cumulative Redeemable Preferred Stock of the Company, liquidation preference $25.00 per share, par value $0.001 per share, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
5.1	Opinion of Venable LLP.
8.1	Opinion of Morgan, Lewis & Bockius LLP.
10.1	Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated April 19, 2006, incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 17, 2014.
10.2	First Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 18, 2007, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2007.
10.3	Second Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of October 27, 2008, incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2008.
10.4	Third Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of August 7, 2013, incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2013.
10.5	Form of Contribution Agreement.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Venable LLP (included in Exhibit 5.1 hereto).
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1 hereto).

*	To be filed, if applicable, by amendment or pursuant to a document filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act, to any purchaser:
i.	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
5.	That, for the purpose of determining liability of a registrant under the Securities Act, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
6.	That, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
8.	The undersigned registrant hereby undertakes that:
i.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
ii.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Gramercy Property Trust Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 28, 2014.

GRAMERCY PROPERTY TRUST INC.

/s/ JON W. CLARK

Jon W. Clark
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GORDON F. DUGAN Gordon F. DuGan	Chief Executive Officer (principal executive officer)	July 28, 2014
/s/ JON W. CLARK Jon W. Clark	Chief Financial Officer (principal financial and accounting officer)	July 28, 2014
/s/ ALLAN J. BAUM Allan J. Baum	Chairman of the Board	July 28, 2014
/s/ MARC HOLLIDAY Marc Holliday	Director	July 28, 2014
/s/ GREGORY F. HUGHES Gregory F. Hughes	Director	July 28, 2014
/s/ JEFFREY E. KELTER Jeffrey E. Kelter	Director	July 28, 2014
/s/ CHARLES S. LAVEN Charles S. Laven	Director	July 28, 2014
/s/ WILLIAM H. LENEHAN William H. Lenehan	Director	July 28, 2014